UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Regulus Therapeutics Inc.

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REGULUS THERAPEUTICS INC.

10614 Science Center Drive

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 1, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Regulus Therapeutics Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, June 1, 2017 at 9:00 a.m. local time at the Company’s principal executive offices located at 10614 Science Center Drive, San Diego, CA 92121 for the following purposes:

1.	To elect the seven nominees for director named herein to serve until the next annual meeting and their successors are duly elected and qualified.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending 2017.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this notice.

The record date for the annual meeting is April 4, 2017. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 1, 2017 at 9:00 a.m. local time at the Company’s offices located at 10614 Science Center Drive, San Diego, CA 92121.

The proxy statement and annual report to stockholders are available at www.regulusrx.com.

By Order of the Board of Directors

Christopher Aker

Corporate Secretary

San Diego, California

April 21, 2017

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you or vote by telephone or through the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

REGULUS THERAPEUTICS INC.

10614 Science Center Drive

San Diego, California 92121

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 1, 2017

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet, rather than a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (a “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of Regulus Therapeutics Inc. (sometimes referred to as “we,” “us,” the “Company” or “Regulus”) is soliciting your proxy to vote at our 2017 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

The Notice was first mailed to our stockholders of record entitled to vote at the annual meeting on April 21, 2017.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 1, 2017.

How do I attend the annual meeting?

The meeting will be held on Thursday, June 1, 2017 at 9:00 a.m. local time at 10614 Science Center Drive, San Diego, California 92121. Directions to the annual meeting may be found at www.regulusrx.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 4, 2017 will be entitled to vote at the annual meeting. On this record date, there were 53,182,330 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 4, 2017 your shares were registered directly in your name with the Company’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 4, 2017 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and received a Notice from that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of the seven nominees for director named herein; and

•	Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending 2017.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposal 2, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, by proxy over the telephone, by proxy through the internet, or by proxy using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote using a proxy card that may be delivered to you at a later time, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 1:00 a.m. Pacific Time on June 1, 2017 to be counted.

•	To vote through the internet, go to www.investorvote.com/RGLS to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 1:00 a.m. Pacific Time on June 1, 2017 to be counted.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Regulus. Simply follow the instructions in the Notice to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 4, 2017.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing a proxy card, or by telephone, through the internet, or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is considered to be a routine matter under applicable rules. Brokers and nominees can use their discretion to vote uninstructed shares with respect to matters that are considered to be routine under applicable rules, but not with respect to non-routine matters. Under applicable rules and interpretations, non-routine matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all seven nominees for director and “For” ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending 2017. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and Computershare may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Computershare will be paid its customary fee of approximately $3,000.00 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit a properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet

•	You may send a timely written notice that you are revoking your proxy to Regulus Therapeutics Inc.’s Secretary at its principal executive offices located at 10614 Science Center Drive, San Diego, California 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in the Company’s proxy materials for next year’s annual meeting of stockholders, your proposal must be submitted in writing by December 22, 2017 to the attention of the Secretary of Regulus Therapeutics Inc. at 10614 Science Center Drive, San Diego, California 92121. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in the Company’s proxy materials for next year’s annual meeting, your written request must be received by the Secretary for Regulus Therapeutics Inc. at 10614 Science Center Drive, San Diego, California 92121 between February 1, 2018 and March 3, 2018. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and with respect to the other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be non-routine under applicable rules, the broker or nominee may not vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•	For Proposal 1, the election of directors, the seven nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

•	To be approved, Proposal 2, ratifying the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending 2017, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or represented by proxy. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 53,182,330 shares outstanding and entitled to vote. Thus, the holders of 26,591,166 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The letter to stockholders, proxy statement, Form 10-K and annual report to stockholders are available at www.regulusrx.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors. There are seven nominees for director this year, consisting of our incumbent directors other than Douglas E. Williams, Ph.D., who we did not nominate for reelection at the annual meeting as a result of his preference to complete his service on the Board at the end of his current term, and Pascale Witz, who our Nominating and Corporate Governance Committee has nominated for election at the annual meeting but does not currently serve on our Board of Directors. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders, other than Ms. Witz. Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The seven nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Regulus. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

It is the Company’s policy to invite nominees for directors to attend the annual meeting. None of our current directors attended our 2016 Annual Meeting of Stockholders, except for Dr. Grint.

Nominees

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

The Nominating and Corporate Governance Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Name	Age	Position Held With the Company
Dr. Stelios Papadopoulos	68	Chairman of the Board of Directors
Dr. David Baltimore	79	Director
Mr. Mark G. Foletta	56	Director
Dr. Paul C. Grint	59	Director, President and Chief Executive Officer
Dr. William H. Rastetter	69	Director
Dr. Hugh Rosen	58	Director
Ms. Pascale Witz, MBA, MSc	50	Nominee for Director

Stelios Papadopoulos, Ph.D. Chairman of the Board, has served on our Board of Directors since our conversion to a corporation in January 2009 and as our Chairman since June 2013, and prior to that was a director of Regulus Therapeutics LLC since July 2008. Since 1994, Dr. Papadopoulos has served as a director and, since 1998, as Chairman of the Board for Exelixis, Inc., a publicly held biotechnology company, which he co-founded. Since July 2008, Dr. Papadopoulos has served as a member of the board of directors of Biogen Inc. (formerly Biogen Idec Inc.), a publicly held biopharmaceutical company, and has served as its chairman of the board of directors since June 2014. Since 2003, Dr. Papadopoulos has served as a member of the board of directors of BG Medicine, Inc., a publicly held life sciences company. From 2000 to 2006, Dr. Papadopoulos served as Vice Chairman with Cowen and Co., LLC, an investment banking firm. From 1987 to 2000, Dr. Papadopoulos served in several positions with PaineWebber, Incorporated, most recently as Chairman of PaineWebber Development Corp., a PaineWebber subsidiary focusing on biotechnology. Dr. Papadopoulos holds an M.S. in Physics, a Ph.D. in Biophysics and an MBA in Finance from New York University. Our Nominating and Corporate Governance Committee believes that Dr. Papadopoulos is qualified to serve on our Board of Directors due to his knowledge and expertise regarding the biotechnology and healthcare industries, his broad leadership experience on various boards and his experience with financial matters.

David Baltimore, Ph.D. has served on our Board of Directors since our conversion to a corporation in January 2009, and prior to that was a director of Regulus Therapeutics LLC since November 2007. Since 2006, Dr. Baltimore has served as President Emeritus and Robert Andrews Millikan Professor of Biology at the California Institute of Technology, and before that from 1997 to 2006, Dr. Baltimore served as President of the California Institute of Technology. From 1968 to 1972, Dr. Baltimore served as an associate professor at the Massachusetts Institute of Technology, and from 1972 to 1997 was a professor at the Massachusetts Institute of Technology. From 1990 to 1994, Dr. Baltimore served as professor at The Rockefeller University where he also served as the President from July 1990 to December 1991. Since 1997, Dr. Baltimore has served as a director of Amgen Inc., a publicly held biotechnology company, and also serves as a director of Immune Design Corp., a publicly held biotechnology company, and as chairman of the board of directors of Calimmune, Inc., a privately held biotechnology company. In 1975, Dr. Baltimore received the Nobel Prize in Medicine as a co-recipient. Dr. Baltimore holds a Ph.D. in Biology from The Rockefeller University and a B.A. with High Honors in Chemistry from Swarthmore College. Our Nominating and Corporate Governance Committee believes that Dr. Baltimore is qualified to serve on our Board of Directors due to the many years Dr. Baltimore has spent in scientific academia, which has provided him with a deep understanding of our industry and our activities.

Mark G. Foletta has served on our Board of Directors since January 2013. Since March 2017, Mr. Foletta has served as the Executive Vice President and Chief Financial Officer of Tocagen, a privately held biotechnology company. From August 2015 to June 2017, Mr. Foletta served as the interim Chief Financial Officer of Biocept, Inc., a publicly traded diagnostics company. He previously served as Senior Vice President, Finance and Chief Financial Officer of Amylin Pharmaceuticals, Inc. from March 2006 through Amylin’s acquisition by Bristol Myers-Squibb Company in August 2012. Prior to joining Amylin in 2000, Mr. Foletta held a number of management positions with Intermark, Inc. and Triton Group Ltd. and served as an Audit Manager with Ernst & Young. Mr. Foletta served as a director of Anadys Pharmaceuticals, Inc., a publicly held biopharmaceutical company, from September 2005 through November 2011 (acquired by Roche) and of Ambit Biosciences during 2014 until its acquisition by Daiicho Sankyo. He is currently a member of the Board of Directors and Audit Committee of AMN Healthcare Services, Inc., a publicly traded health services company, DexCom, Inc., a publicly held healthcare company, and ViaCyte Inc., a privately held biotechnology company. Mr. Foletta received a B.A. in Business Economics from the University of California, Santa Barbara. He is a Certified Public Accountant and a member of the Corporate Directors Forum. Our Nominating and Corporate Governance Committee believes that Mr. Foletta’s extensive financial and operational experience in the biotechnology industry qualifies him to serve on our Board of Directors.

Paul C. Grint, M.D. has served as our President and Chief Executive Officer and on our Board of Directors since June 2015, and prior to that was our Chief Medical Officer since June 2014. From February 2011 to June 2014, Dr. Grint served as the President of Cerexa, Inc., a wholly owned subsidiary of Forest Laboratories, Inc., a pharmaceutical company, where he was responsible for the oversight of anti-infective product development. Before that, Dr. Grint served as Senior Vice President of Research at Forest Research Institute, Inc., the scientific development subsidiary of Forest Laboratories, Inc., from January 2009 to February 2011, as Chief Medical Officer of Kalypsys, Inc., a biopharmaceutical company, from 2006 to 2008, and as Senior Vice President and Chief Medical Officer of Zephyr Sciences, Inc., a biopharmaceutical company, during 2006. Dr. Grint also previously served in similar executive level positions at Pfizer Inc., IDEC Pharmaceuticals Corporation, and Schering-Plough Corporation. Dr. Grint has served on the board of directors of Synedgen, a privately held biopharmaceutical company, since December 2014 and AmpliPhi Biosciences Corporation, a publicly held biopharmaceutical company, since November 2014. Dr. Grint also served on the Board of Directors of Illumina, Inc. from April 2005 to May 2013. Dr. Grint received a B.S. in Medical Science from St. Mary’s Hospital in London and his medical degree from St. Bartholomew’s Hospital Medical College at the University of London. Dr. Grint is a Fellow of the Royal College of Pathologists, a member of numerous professional and medical societies, and the author or co-author of over 50 scientific publications. Our Nominating and Governance Committee believes that Dr. Grint’s expertise in clinical development and commercialization of novel therapeutics qualify him to serve on our Board of Directors.

William H. Rastetter, Ph.D. has served on our Board of Directors since April 2013. From 2006 to February 2013, Dr. Rastetter served as a partner in the venture capital firm, Venrock. He served as Chief Executive Officer of IDEC Pharmaceuticals from December 1986 through November 2003, and as Chairman from May 1996 to November 2003. Upon the merger of IDEC Pharmaceuticals and Biogen in November 2003, Dr. Rastetter served as Executive Chairman of Biogen Idec until the end of 2005. Dr. Rastetter served as chairman of the board of Illumina, Inc., a publicly held biotechnology company, from 2005 to January 2016 and served on its board of directors from 1998 to January 2016. He was a founder of Receptos, Inc. in 2009 and served as its chairman until the sale of the publicly held company to Celgene in 2015. Currently, he serves as the chairman of the board of directors of Fate Therapeutics, Inc., a publicly held biotechnology company, chairman of the board of directors of Neurocrine Biosciences, Inc., a publicly held biotechnology company, lead outside director of Cerulean Pharma Inc., a publicly held biotechnology company and on the board of directors of Grail, Inc,, a majority-owned subsidiary of Illumina, Inc. In addition, he serves as an advisor to Leerink Partners, a healthcare-focused investment bank, and as an advisor to Illumina Ventures, and on the board of trustees of Caltech. He is the author of numerous scientific papers and patent applications in the fields of organic and bioorganic chemistry, protein and enzyme engineering, and biotechnology. Dr. Rastetter holds an S.B. in Chemistry from the Massachusetts Institute of Technology and received his M.A. and Ph.D. in Chemistry from Harvard University. Our Nominating and Corporate Governance Committee believes that Dr. Rastetter’s knowledge and expertise regarding the biotechnology industry and his leadership experience on various biotechnology company boards of directors qualifies him to serve on our Board of Directors.

Hugh Rosen, M.D., Ph.D. has served on our Board of Directors since June 2016. Since April 2017, Dr. Rosen has served as the President and Chairman of the Board of Activx Biosciences, Inc., a wholly owned biopharmaceutical subsidiary of Kyorin Pharmaceutical Co., Ltd. From 2002 until March 2017, Dr. Rosen served as a Professor of Chemical Physiology at The Scripps Research Institute (TSRI) in La Jolla, California where he focused on pursuing his primary interests in lymphocyte trafficking and barrier regulation by signaling lipids, and contributing towards the development of translational infrastructure at TSRI. He also served as Chairman of the Committee for Advanced Human Therapeutics of TSRI. Prior to joining The Scripps Research Institute, Dr. Rosen served in various capacities with Merck Research Laboratories most recently serving as Executive Director in Immunology, Rheumatology and Infectious Diseases and Chair of the Worldwide Business Strategy Team for Antibacterials and Antifungals, reporting to the Management Committee. Dr. Rosen was a scientific founder of Receptos, Inc., now a wholly owned biopharmaceutical subsidiary of Celgene Corporation, and currently serves on the Receptos Scientific Advisory Board. He received his M.D. from the University of Cape Town, South Africa and his Ph.D. in Physiological Sciences from Oxford. Our Nominating and Corporate Governance Committee believes that Dr. Rosen is qualified to serve on our Board of Directors due to the many years Dr. Rosen has spent in scientific academia as well as the biopharmaceutical industry, which has provided him with a deep understanding of our industry and our activities.

Pascale Witz, MBA, MSc is a nominee to our Board of Directors. From September 2015 through May 2016, Ms. Witz served as the Executive Vice President, Diabetes & Cardiovascular for Sanofi, S.A. Prior to that position, Ms. Witz served as the Executive Vice President, Global Divisions and Strategic Development, commencing in July 2013. Commencing in 1996, Ms. Witz was employed in positions of increasing responsibility with GE Healthcare, most recently serving as the President and CEO of Medical Diagnostics from March, 2009 through June, 2013. Ms. Witz has served on the board of Fresenius Medical Care AG & Co. KGaA, a world leader dialysis company, since May of 2016 and on the board of Savencia SA, a global food and dairy company, since April 2016. Ms. Witz received her MSc in Life Sciences & Engineering from the Institut National des Sciences Appliquées de Lyon, France and an MBA from INSEAD, Fontainebleau, France. She was also a Ph.D. student in Molecular Biology at the Centre National de la Recherche Scientifique, Strasbourg, France. Our Nominating and Corporate Governance Committee believes that Ms. Witz is qualified to serve on our Board of Directors due to the many years she has spent in the biopharmaceutical industry, which has provided her with a deep understanding of our industry and our activities.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR EACH NAMED NOMINEE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following four directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Baltimore, Mr. Foletta, Dr. Papadopoulos, Dr. Rastetter, Dr. Rosen and Ms. Witz. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

BOARD LEADERSHIP STRUCTURE

Our Board of Directors is currently chaired by Stelios Papadopoulos, Ph.D. As a general policy, our Board of Directors believes that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board of Directors as a whole. As such, Dr. Grint serves as our President and Chief Executive Officer while Dr. Papadopoulos serves as our Chairman of the Board of Directors but is not an officer. We expect and intend the positions of Chairman of the Board of Directors and Chief Executive Officer to continue to be held by separate individuals in the future.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met nine times during the last fiscal year and four times in executive session. All directors who served in 2016 attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the year ended December 31, 2016 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Dr. David Baltimore			X		X	*
Mr. Mark G. Foletta	X	*			X
Dr. Stelios Papadopoulos	X
Dr. William H. Rastetter(1)	X		X	*	X
Dr. Hugh Rosen(2)			X		X
Total meetings in 2016	4		4		2

*	Committee Chairperson
(1)	Dr. Rastetter resigned from the Nominating and Corporate Governance Committee in June 2016.
(2)	Dr. Rosen joined the Compensation Committee and the Nominating and Corporate Governance Committee in June 2016.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of our Board of Directors was established by our Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, our Audit Committee performs several functions. Our Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Audit Committee is currently composed of three directors: Mr. Foletta, Dr. Papadopoulos and Dr. Rastetter. The Audit Committee met four times during the last fiscal year. Our Board of Directors has adopted a written charter of the Audit Committee that is available to stockholders on the Company’s website at www.regulusrx.com. Our Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the NASDAQ listing standards). Our Board of Directors has determined that each member of our Audit Committee meets the requirements for independence under the NASDAQ listing standards.

Our Board of Directors has determined that Mr. Foletta qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. Our Board of Directors has made a qualitative assessment of Mr. Foletta’s level of knowledge and experience based on a number of factors, including his formal education, his experience as a chief financial officer for a public company and his service as an Audit Manager with Ernst & Young. In addition to the Audit Committee, Mr. Foletta also serves on the audit committee of AMN Healthcare Services, DexCom, Inc. and during 2014 served on the Audit Committee of Ambit Biosciences. Our Board of Directors has determined that this simultaneous service does not impair Mr. Foletta’s ability to effectively serve on our Audit Committee.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Mr. Mark G. Foletta (Chair)

Dr. Stelios Papadopoulos

Dr. William H. Rastetter

*	This material is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of three directors: Dr. Baltimore, Dr. Rastetter and Dr. Rosen. The Board of Directors reviews the NASDAQ listing standards definition of independence for

Compensation Committee members on an annual basis and has determined that all members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2)(A of the NASDAQ listing standards). The Compensation Committee met four times during the last fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.regulusrx.com.

The Compensation Committee acts on behalf of the Board to review, adopt and/or recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

•	review and recommendation to the Board for approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and the other executive officers and directors; and

•	administration of the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least twice annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past fiscal year, the Compensation Committee engaged Aon/Radford as a compensation consultant. The Committee engaged Aon/Radford to provide a competitive assessment of the Company’s executive compensation program compared to executive compensation paid to executives at selected publicly traded peer companies. Following a gap analysis of the peer companies, Aon/Radford made certain recommendations to the Compensation Committee to make modest increases in the level of equity grants to the Company’s executive team and to increase annual cash compensation for certain Company executives and Board Committee members who were paid below the median compared to the peer companies. The Compensation Committee analyzed whether the work of Aon/Radford as a compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by the compensation consultant; (ii) the amount of fees from the Company paid to the compensation consultant as a percentage of the firm’s total revenue; (iii) the policies and procedures of the compensation consultant that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the compensation consultant or the individual compensation advisors employed by this firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by the compensation consultant or the individual compensation advisors employed by this firm. The Compensation Committee concluded, based on its analysis of the above factors, that the work of Aon/Radford and the individual compensation advisors employed by this firm as a compensation consultant to the Company has not created any conflict of interest.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. In 2012, the Compensation Committee formed a Non-Management Stock Option Committee, currently composed of Dr. Grint, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to employees who are not officers of the Company. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. In particular, the subcommittee may grant options only within pre-approved guidelines and not to any employee who will have a vice president title or higher. Typically, as part of its oversight function, the Committee will review on a regular basis the list of grants made by the subcommittee. During fiscal year 2016, the subcommittee exercised its authority to grant options to purchase an aggregate of 1,647,662 shares of the Company’s common stock to non-officer employees.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the last quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Company’s Senior Vice President, Human Capital, including analyses of executive and director compensation paid at other companies identified by the Company’s Senior Vice President, Human Capital.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and monitoring the Company’s adherence to its Code of Business Conduct and Ethics.

The Nominating and Corporate Governance Committee is composed of three directors: Dr. Baltimore, Mr. Foletta and Dr. Rosen. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met twice during 2016. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website and www.regulusrx.com.

The Nominating and Corporate Governance Committee believes that candidates for director, both individually and collectively, can and do provide the integrity, experience, judgment, commitment (including having sufficient time to devote to the Company and level of participation), skills, diversity and expertise appropriate for the Company. In assessing the directors, both individually and collectively, the Nominating and Corporate Governance Committee may consider the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability in various areas. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the Company’s principal executive offices, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s annual meeting. Submissions must include (1) the name and address of the Company stockholder on whose behalf the submission is made; (2) the number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) a description of the proposed candidate’s business experience for at least the previous five years; (5) the complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director; and (7) any other information required by the Company Bylaws. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Stockholder Communications with the Board of Directors

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Regulus Therapeutics Inc. at the Company’s principal executive offices. Each communication must set forth: the name and address of the Company stockholder on whose behalf the communication is sent; and the number of Company shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by the Company’s Secretary to determine whether it is appropriate for presentation to the Board or relevant directors.

Communications determined by the Company’s Secretary to be appropriate for presentation to the Board or any relevant directors are submitted to the Board or relevant directors on a periodic basis.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.regulusrx.com under the Corporate Governance section of our Investor Relations page. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions, or grants any waiver from a provision of the Code of Business Conduct and Ethics to any of these specified individuals that is required to be disclosed pursuant to SEC rules and regulations, the Company will promptly disclose the nature of the amendment or waiver on its website.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young has audited the Company’s financial statements since its incorporation in 2009. Representatives of Ernst & Young are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes (if any) are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2016 and December 31, 2015, by Ernst & Young LLP, the Company’s principal accountant. All fees described below were pre-approved by the Audit Committee.

	Fiscal Year Ended
	2016	2015
	(in thousands)
Audit Fees(1)	$407	$438
Audit-related Fees	—	—
Tax Fees(2)		101
All Other Fees	—	—

Total Fees	$407	$539

(1)	Audit fees consist of fees billed for professional services by Ernst & Young for audit and quarterly review of our financial statements and review of our registration statements on Form S-3 and Form S-8, and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Tax fees consist of fees billed for professional services by Ernst & Young for analysis of the Company’s research credit.

All fees described above were pre-approved by the Audit Committee.

In connection with the audit of each of the 2016 and 2015 financial statements, the Company entered into an engagement agreement with Ernst & Young which sets forth the terms by which Ernst & Young will perform audit services for the Company. Such agreements are subject to alternative dispute resolution procedures.

During the fiscal years ended December 31, 2016 and December 31, 2015, none of the total hours expended on the Company’s financial audit by Ernst & Young were provided by persons other than Ernst & Young full-time permanent employees.

PRE -APPROVAL POLICIES AND PROCEDURES.

The Audit Committee must pre-approve the audit and non-audit services rendered by the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR PROPOSAL 2

EXECUTIVE OFFICERS

The following table sets forth our current executive officers, their ages, and the positions held by each such person with the Company:

Name	Age	Position Held With the Company
Paul C. Grint, M.D.	58	President and Chief Executive Officer
Timothy Wright, M.D.	61	Chief Research and Development Officer
Joseph “Jay” Hagan	48	Chief Operating Officer

Dr. Grint’s biographical information is set forth above under Proposal 1.

Joseph “Jay” Hagan has served as our Chief Operating Officer, principal financial officer and principal accounting officer since January 2016. From June 2011 through December 2015, Mr. Hagan served as the Executive Vice President, Chief Financial Officer and Chief Business Officer of Orexigen Therapeutics, Inc. From May 2009 to June 2011, Mr. Hagan served as Orexigen’s Senior Vice President, Corporate Development, Strategy and Communications. From September 1998 to April 2008, Mr. Hagan served as Managing Director of Amgen Ventures. Prior to starting the Amgen Ventures Fund, Mr. Hagan served as Head of corporate development for Amgen Inc. Before joining Amgen, Mr. Hagan spent five years in the bioengineering labs at Genzyme and Advanced Tissue Sciences. Mr. Hagan has served on the board of directors of Zosano Pharma, a publicly traded biotechnology company, since May 2015. He received an M.B.A. from Northeastern University and a B.S. in Physiology and Neuroscience from the University of California, San Diego.

Timothy Wright, M.D., has served as our Chief Research & Development Officer since October 2016. From February 2015 through October 2016, he served as the Executive Vice President of Translational Sciences for the California Institute for Biomedical Research (Calibr), a not-for-profit translational research institute. Prior to Calibr, Dr. Wright held a variety of positions with increasing levels of responsibility over an 11-year period at Novartis Pharma most recently as Global Head of Development. Prior to Novartis, Dr. Wright spent three years at Pfizer holding leadership positions in Discovery and Clinical Sciences, leading translational research efforts and clinical trials for numerous programs across several therapeutic areas. Dr. Wright was trained as a physician-scientist at Johns Hopkins and had an accomplished academic career at both Johns Hopkins and the University of Pittsburgh before moving to pharma. He also serves as a key scientific advisor to several organizations, including the Bill & Melinda Gates Foundation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2017 by: (i) each of our directors; (ii) each of our Named Executive Officers as defined below under the heading “Executive Compensation”; (iii) each person known by us to beneficially own more than 5% of our common stock and (iv) all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as indicated by footnote, and subject to applicable community property laws, we believe the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Percentage of beneficial ownership is based on 53,182,330 shares of common stock outstanding as of March 31, 2017. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options held by such persons that are exercisable within 60 days following March 31, 2017. Unless otherwise indicated, the address for the following stockholders is c/o Regulus Therapeutics Inc., 10614 Science Center Drive, San Diego, CA 92121.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
Greater than 5% Stockholders
FMR LLC(1)	7,938,495	14.9%
245 Summer Street Boston, Massachusetts 02210
Aventisub LLC(2)	5,053,779	9.5%
c/o Sanofi 54, rue La Boétie 75414 Paris—France
Alnylam Pharmaceuticals, Inc.	3,998,621	7.5%
300 Third Street, 3rd Floor Cambridge, MA 02142
AstraZeneca AB(3)	3,522,000	6.6%
SE-431 83 Molndal Sweden
Named Executive Officers, Directors and Nominees
David Baltimore, Ph.D.(4)	313,393	*
Mark G. Foletta(5)	119,748	*
Paul C. Grint, M.D.(6)	681,339	1.3%
Stelios Papadopoulos, Ph.D.(7)	782,248	1.5%
William H. Rastetter, Ph.D.(8)	459,748	*
Hugh Rosen, M.D., Ph.D.	0
Douglas E. Williams, Ph.D.(9)	109,748	*
Timothy Wright, M.D.	0	*
Joseph P. Hagan.(10)	171,154	*
Pascale Witz, MBA, MSc	0	*
All current executive officers and directors as a group (nine persons)(11)	2,637,378	4.8%

*	Less than one percent.
(1)

Consists of shares beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively, the “FMR Reporters”). Does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998). Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(2)	Aventisub LLC is a subsidiary of Sanofi. Sanofi has the ability to exercise voting and dispositive power over the shares held by Aventisub LLC.
(3)	AstraZeneca AB is an indirect wholly owned subsidiary of AstraZeneca PLC. AstraZeneca PLC has the ability to exercises voting and dispositive power over the shares held by AstraZeneca AB.
(4)	Includes 313,393 shares that Dr. Baltimore has the right to acquire from us within 60 days of March 30, 2017 pursuant to the exercise of stock options.
(5)	Includes 109,748 shares that Mr. Foletta has the right to acquire from us within 60 days of March 30, 2017 pursuant to the exercise of stock options.
(6)	Includes 681,339 shares that Dr. Grint has the right to acquire from us within 60 days of March 30, 2017.
(7)	Includes 81,571 shares that Dr. Papadopoulos has the right to acquire from us within 60 days of March 30, 2017 pursuant to the exercise of stock options.
(8)	Includes 109,748 shares that Dr. Rastetter has the right to acquire from us within 60 days of March 30, 2017 pursuant to the exercise of stock options.
(9)	Includes 109,748 shares that Dr. Williams has the right to acquire from us within 60 days of March 30, 2017 pursuant to the exercise of stock options. Dr. Williams’ term will end on June 2, 2017 and his options will no longer vest after that date.
(10)	Includes 157,500 shares that Mr. Hagan has the right to acquire from us within 60 days of March 30, 2017.
(11)	Includes the shares described in notes (5) through (10).

EXECUTIVE COMPENSATION

This “Executive Compensation” section describes the compensation decisions for the following individuals, who are our “Named Executive Officers” for the year ended December 31, 2016:

•	Paul C. Grint, M.D., our President and Chief Executive Officer;

•	Joseph P. Hagan., our Chief Operating Officer; and

•	Timothy Wright, M.D., our Chief Research & Development Officer.

SUMMARY COMPENSATION TABLE

The following table shows, for the fiscal years ended December 31, 2016 and December 31, 2015, compensation awarded to, paid to, or earned by, the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Paul C. Grint, M.D.(4)	2016	515,000	—		2,195,583	154,500	4,551	2,869,634
President & Chief Executive Officer	2015	446,532	—		4,306,175	250,000	4,022	5,006,729
Joseph P. Hagan(5)	2016	413,670	100,000	(6)	3,326,416	107,900	2,293	3,950,279
Chief Operations Officer
Timothy Wright, M.D. (7)	2016	112,500	110,000	(6)	1,999,028	28,721	1,526	2,251,775
Chief Research & Development Officer

(1)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2016 and 2015, as applicable, computed in accordance with Financial Accounting Standard Board ASC Topic 718 for stock-based compensation transactions, or ASC 718. Assumptions used in the calculation of these amounts are included in Note 10 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016. These amounts do not reflect the actual economic value that will be realized by the Named Executive Officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. The grant date fair value of the option awards granted during 2016 that vest based on performance conditions is reported based on the probable outcome of such performance conditions, as determined in accordance with ASC 718, which is the same as the grant date fair value of such awards at the grant date, assuming that the highest level of performance conditions will be achieved.
(2)	Amounts shown represent performance bonuses earned for 2016 and 2015, which were each paid in a cash lump sum in the first quarter of 2017 and 2016, respectively.
(3)	Amounts shown include term life insurance and long-term disability insurance paid by us on behalf of the Named Executive Officers and matching contributions we paid under the terms of our 401(k) plan. All of these benefits are provided to the Named Executive Officers on the same terms as provided to all of our regular full-time employees in the United States. For more information regarding these benefits, see below under “Perquisites, Health, Welfare and Retirement Benefits.”
(4)	Dr. Grint served as our Chief Medical Officer until his promotion to the position of President and CEO effective June 1, 2015.
(5)	Mr. Hagan joined Regulus on January 4, 2016.
(6)	Amounts reflect one-time sign on bonuses paid to each of Mr. Hagan and Dr. Wright upon commencement of employment with us. All or a portion of each of the sign on bonuses is repayable to us in the event we terminate the employment of Mr. Hagan or Dr. Wright (as applicable) for cause or Mr. Hagan or Dr. Wright (as applicable) resigns without good reason, in either case within the three years following commencement of Mr. Hagan’s or Dr. Wright’s (as applicable) employment with us. For more information, see below under “Employment Agreements with Named Executive Officers.”
(7)	Dr. Wright joined Regulus on October 3, 2016.

The compensation of our Named Executive Officers is generally determined and approved by our Compensation Committee, who recommends its decisions to our Board of Directors. Our Board of Directors, without members of management present, ultimately ratifies and approves all compensation decisions.

Annual Base Salary

The 2016 annual base salaries of our Named Executive Officers were as follows:

Name	2016 Base Salary ($)
Paul C. Grint, M.D.	515,000	(1)
Joseph P. Hagan	415,000	(2)
Timothy Wright, M.D.	450,000	(3)

(1)	Effective as of January 1, 2016.
(2)	Effective as of Mr. Hagan’s commencement of employment with us on January 4, 2016.

(3)	Effective as of Dr. Wright’s commencement of employment with us on October 3, 2016.

In January and February 2017, the 2017 annual base salaries for Dr. Grint, Mr. Hagan and Dr. Wright were approved in the amounts of $545,900, $427,450 and $453,366, respectively.

Annual Performance-Based Bonus Opportunity

In addition to base salaries, our Named Executive Officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals.

The annual performance-based bonus each Named Executive Officer is eligible to receive is based on (1) the individual’s target bonus, as a percentage of base salary, (2) a Company-based performance factor (“CPF”), and (3) an individual performance factor (“IPF”). The actual performance-based bonus paid, if any, is calculated by taking into consideration the executive officer’s annual base salary, target bonus percentage, percentage attainment of the CPF and percentage attainment of the IPF. There is no designated proportion of the bonus attributed to the CPF and the IPF and there is no maximum bonus percentage or amount established for the Named Executive Officer and, as a result, the bonus amounts vary from year to year based on corporate and individual performance. At the end of the year, our Compensation Committee approves the extent to which we achieved the CPF. The extent to which each individual Named Executive Officer achieves his or her IPF is determined based on our Chief Executive Officer’s and management’s review and recommendation to our Compensation Committee, except our Chief Executive Officer and our other Named Executive Officers do not make recommendations with respect to their own achievement, and our Compensation Committee makes the final decisions with respect to each IPF. Additionally, our Compensation Committee has the discretion to determine the weighting of each of the goals that comprise the CPF and IPF. Our Compensation Committee may award a bonus in an amount above or below the amount resulting from the calculation described above, based on other factors that our Compensation Committee determines, in its sole discretion, are material to our corporate performance and provide appropriate incentives to our executives, for example based on events or circumstances that arise after the original CPF and IPF goals are set. Our Compensation Committee exercised negative discretion to reduce bonuses in 2016, as described below.

Pursuant to their employment agreements, each Named Executive Officer had a target bonus for 2016 represented as a percentage of base salary, or a target bonus percentage, which is subject to modification from time to time in the discretion of our Board of Directors. Our Named Executive Officers’ target bonus percentages for 2016 were as follows:

Name	Target bonus (%)	Target bonus ($)
Paul C. Grint, M.D.	50	257,500
Joseph P. Hagan	40	166,000
Timothy Wright, M.D.	40	180,000

The CPF and IPF goals are determined by our Compensation Committee and communicated to our Named Executive Officers each year, prior to or shortly following the beginning of the year to which they relate. The CPF is composed of several goals that relate to our annual corporate goals and various business accomplishments which vary from time to time depending on our overall strategic objectives, but relate generally to achievement of discovery, clinical, regulatory and manufacturing milestones for clinical development candidates, financial factors such as raising or preserving capital and performance against our operating budget and business development goals related to microRNA therapeutics. The IPF is composed of factors that relate to each Named Executive Officer’s ability to drive his or her own performance and the performance of his or her direct employee reports towards reaching our corporate goals. The proportional emphasis placed on each goal within the CPF and IPF may vary from time to time depending on our overall strategic objectives and our Compensation Committee’s subjective determination of which goals have more impact on our performance.

For 2016, the CPF overall goals related to continuing to advance our clinical programs from RG-101 and RG-012, selecting a clinical candidate, establishing supply chain readiness for our most advanced programs and defining a business development strategy for our programs. The IPF goals varied by individual and included maintaining a leading position in microRNA research, accelerating efforts in microRNA therapeutic development, supporting our growth with additional capital, licenses and brand recognition, fostering a culture of value creating and building good processes and policies. Our Chief Executive Officer’s IPF goals are tied more closely with our CPF goals, as our Chief Executive Officer has a direct impact on our corporate performance.

During 2016, we achieved our key goals to advance our clinical development of RG-101 and RG-012, selected one new clinical candidate, defined our business strategy concerning our portfolio, further established supply chain readiness for our clinical programs and achieved other key preclinical research goals. We also made significant achievements in the development of new initiatives during 2016, including our recruitment of new executives, nomination of the second clinical candidate, expansion of our clinical collaboration with GSK and relocation to new premises which will allow the Company’s future growth. In March 2017, our Board of Directors, upon the recommendation of our Compensation Committee, concluded that we had achieved 100% of our corporate goals. However, as goals concerning the RG-101 program were a significant percentage of our overall corporate goals for 2016, and the RG-101 program remained on clinical hold by the FDA, the Compensation Committee concluded it would not provide credit for completion of these goals in determining each Named Executive Officer’s 2016 performance bonus. Therefore, due to the continuing clinical hold and the hold’s effect on the Company’s stock price, the Board of Directors exercised its discretion and reduced the Company’s CPF to 60%.

Based on Human Resources’ recommendations with respect to each Named Executive Officer, and our Compensation Committee’s deliberations with respect to each Named Executive Officer’s individual performance against the IPF, our Compensation Committee and Board of Directors approved a performance-based bonus for each of Mr. Grint, Mr. Hagan and Dr. Wright in the amount of $154,500, $107,900 and $28,721, respectively. Dr. Grint’s bonus was approved based on the 60% CPF and in recognition of his ability to lead and develop the organization towards progressing our clinical goals concerning RG-012, enhancing the executive team through the recruitment of Mr. Hagan and Dr. Wright, and relocation of the corporate headquarters. Mr. Hagan’s performance-based bonus was approved based on the 60% CPF and in recognition of his ability to expand the collaboration with GSK, lead business initiatives concerning the program portfolio and securing a non-dilutive debt arrangement to ensure funding for our ongoing research and development initiatives. Dr. Wright’s performance-based bonus was approved based on the 60% CPF and in recognition of his ability to lead and develop the research and development personnel to select two new clinical candidates and to advance our clinical portfolio concerning RG-012, and was prorated for the three months he had been employed by us during 2016.

Long-Term Incentive Compensation

Our long-term, equity-based incentive awards are designed to align the interests of our Named Executive Officers and our other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is based on continued service, our equity-based incentives also encourage the retention of our Named Executive Officers through the vesting period of the awards.

We use stock options as the primary incentive for long-term compensation to our Named Executive Officers because they are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price. We generally provide initial grants in connection with the commencement of employment of our Named Executive Officers and retention grants at or shortly following the end of each year or more frequently as our Compensation Committee and Board of Directors determines appropriate.

Prior to 2012, we granted all stock options pursuant to our 2009 Equity Incentive Plan (the “2009 Plan”), the terms of which are described below under “Equity Compensation Plans and Other Benefit Plans—2009 Equity Incentive Plan.” All options granted under the 2009 Plan were granted with an exercise price per share equal to no less than the fair market value of our common stock on the date of grant of each award. Since October 2012, all stock options have been granted pursuant to our 2012 Equity Incentive Plan (the “2012 Plan”) or the 2015 Inducement Plan (“2015 Inducement Plan”), the terms of which are described below under “Equity Compensation Plans and Other Benefits Plans—2012 Equity Incentive Plan” and “Equity Compensation Plans and Other Benefits Plans—2015 Inducement Plan,” respectively. All options granted under the 2012 Plan or the 2015 Inducement Plan are granted with an exercise price per share equal to the fair market value of our common stock on the date of grant.

Most of our stock option grants vest over a four-year period and may be granted with an early exercise feature allowing the holder to exercise and receive unvested shares of our stock, so that the employee may exercise and have a greater opportunity for gains on the shares to be taxed at long-term capital gains rates rather than ordinary income rates. Beginning in late 2013, our Compensation Committee also decided to grant options that vest based on our achievement of specific Company goals, which we believe further aligns our Named Executive Officers’ interests with our Company goals and the interests of our stockholders. In addition, our Compensation Committee has approved certain grants of options to our Named Executive Officers containing accelerated vesting provisions upon an involuntary termination (both termination without cause and resignation for good reason) as well as upon certain material change in control transactions. Our Compensation Committee believes these accelerated vesting provisions reflect current market practices, based on the collective knowledge and experiences of our Compensation Committee members (and without reference to specific peer group data), and allow us to attract and retain highly qualified executive officers. In addition, we believe these accelerated vesting provisions will allow our Named Executive Officers to focus on closing a transaction that may be in the best interest of our stockholders even though the transaction may otherwise result in a termination of their employment and, absent such accelerated vesting, a forfeiture of their unvested equity awards. Additional information regarding accelerated vesting provisions for our Named Executive Officers is discussed below under “Employment Agreements with Named Executive Officers.”

We granted Mr. Hagan stock options in January 2016 in connection with his commencement of employment with us. Specifically, we granted Mr. Hagan (1) stock options to purchase an aggregate of 420,000 shares of our common stock, which vest as to 25% of the shares subject to the options one year after the grant date, and as to the balance of the shares in equal monthly installments over the following three years, subject to Mr. Hagan’s continuous service with us and (2) a performance-based stock option to purchase 122,623 shares of common stock, which vests only upon achievement of specified performance goals.

In February 2016 and as part of the Board’s annual review of executive compensation, we granted an annual retention grant to Dr. Grint in the form of an option to purchase 265,000 shares of common stock, which vests as to 25% of the total number of shares subject to the option on January 1, 2017, and as to the remainder of the shares in equal monthly installments thereafter over the following three years, provided that Dr. Grint continues to provide services to us through such dates. We also granted performance-based stock options in February 2016 to our then-serving Named Executive Officers. Dr. Grint was granted an option to purchase 130,000 shares of common stock and Mr. Hagan was granted a performance-based stock option to purchase 30,000 shares of common stock. These options commence vesting only upon achievement, by year-end 2016, of a future corporate goal that relates to specified outcomes concerning our current and future preclinical development plans. Upon achievement of the goal, 50% of the shares subject to the goal immediately vests, and the remaining shares subject to the goal vest in equal installments on a monthly basis thereafter such that all shares shall be vested within two years of the achievement of the goal, provided that the executive continues to provide services to us through such dates. On January 30, 2017, the Compensation Committee determined the goal had been achieved by the end of 2016 and these options commenced vesting on that date.

In September of 2016, the Compensation Committee determined that we did not achieve a performance goal related to clinical development. As a result, the Compensation Committee cancelled the stock option awards of Dr. Grint and Mr. Hagan in the amount of 72,652 stock options and 77,631 stock options respectively.

We granted Dr. Wright stock options in October 2016 in connection with his commencement of employment with us. Specifically, we granted Dr. Wright (1) stock options to purchase an aggregate of 450,000 shares of our common stock which vest as to 25% of the shares subject to the options one year after the grant date, and as to the balance of the shares in equal monthly installments over the following three years, subject to Dr. Wright’s continuous service with us and (2) a performance-based stock option to purchase 400,000 shares of common stock, which vests only upon achievement, by December 31, 2019, of four separate goals relating to future clinical development objectives. Upon achievement of the goal, 100% of the shares attributable to the goal will immediately vest.

In October 2016, we granted additional retention awards to Dr. Grint and Mr. Hagan in the form of an option to purchase 186,640 shares of common stock and an option to purchase 59,625 shares of common stock, respectively, each of which vests as to 25% of the shares subject to the option one year after the grant date, and as to the remainder of the shares in equal monthly installments thereafter over the following three years, provided that the executive continues to provide services to us through such dates. These grants were made as part of a stock option grant to all of our employees due to a reduction in the price of our stock over the preceding several month period.

In February 2017, as part of the Board’s annual review of executive compensation, we granted a stock option to purchase 410,000 shares, 160,000 shares and 32,412 shares to Dr. Grint, Mr. Hagan and Dr. Wright respectively. Each stock option vests as to 25% of the shares subject to the option on January 1, 2018, and as to the remainder of the shares in equal monthly installments thereafter over the following three years, provided that the executive continues to provide services to us through such dates. In March of 2017 we also granted performance-based stock options our then-serving Named Executive Officers. Dr. Grint was granted an option to purchase 130,000 shares of common stock, Dr. Wright was granted a performance-based option of 60,000 shares of common stock and Mr. Hagan was granted a performance-based stock option to purchase 50,000 shares of common stock. These options commence vesting only upon achievement, by year-end 2017, of a future corporate goal that relates to specified outcomes concerning our current and future preclinical development plans. Upon achievement of the goal, 50% of the shares subject to the options immediately vests, and the remaining shares subject to the options vest in equal installments on a monthly basis thereafter such that all shares shall be vested within two years of the achievement of the goal, provided that the executive continues to provide services to us through such dates.

Perquisites, Health, Welfare and Retirement Benefits

Our Named Executive Officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We provide 401(k) matching contributions as discussed in the section below entitled “Equity Compensation Plans and Other Benefit Plans—401(k) Plan.”

We do not provide perquisites or personal benefits to our Named Executive Officers. We do, however, pay the premiums for term life insurance and long-term disability for all of our employees, including our Named Executive Officers. None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Compensation Committee Interlocks and Insider Participation

As indicated above, the Compensation Committee currently consists of Dr. Baltimore, Dr. Rastetter and Dr. Rosen. No member of the Compensation Committee has ever been an officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information regarding outstanding equity awards as of December 31, 2016 for the Named Executive Officers.

			Option Awards(1)
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Dr. Paul C. Grint	10/05/2016	(2)		186,640				3.52	10/04/2026
	02/04/2016	(3)				130,000		6.35	02/03/2026
	02/04/2016	(2)		265,000				6.35	02/03/2026
	06/25/2015	(2)	187,502	312,498				10.22	06/24/2025
	12/02/2014	(2)	24,377	26,493				17.76	12/01/2024
	06/16/2014	(4)	62,500	7,500		30,000		7.58	06/15/2024
	06/16/2014	(2)	156,250	93,750				7.58	06/15/2024
Joseph P. Hagan	10/05/2016	(2)		59,625		—		3.52	10/04/2026
	02/01/2016	(3)				30,000		5.77	01/31/2026
	02/04/2017	(5)				45,000		8.57	01/03/2026
	01/04/2016	(2)		376,246	*			8.57	01/03/2026
	01/04/2016	(2)		43,754				8.57	01/03/2026
Dr. Timothy C. Wright	10/03/2016	(2)		268,194				3.30	10/02/2026
	10/03/2016	(2)		181,806	*			3.30	10/02/2026
	10/03/2016	(6)				400,000	*	3.30	10/02/2026

(1)	All of the options were granted under the 2012 Plan, except for those granted pursuant to the 2015 Inducement Plan, which are indicated in the above table with an asterisk (*). All of the options were granted with a per share exercise price equal to the fair market value of our common stock on the date of grant and become exercisable as they vest. The terms of the 2012 Plan and the 2015 Inducement Plan are described below under “Equity Compensation Plans and Other Benefit Plans.” The vesting of the time-based options accelerates upon termination of employment of the Named Executive Officer by us without cause or by the officer for good reason, as described below under “Employment Agreements with Named Executive Officers.”
(2)	25% of the shares subject to the option vests on the one year anniversary of the grant date, and 1/48th of the total number of shares subject to the option vests on the first day of each month thereafter, provided that the option holder continues to provide services to us through such dates.
(3)	The option vests only upon achievement of specified performance goals before the end of 2016. Upon achievement of the goal, 50% of the shares subject to the goal immediately vest, and 1/24th of the total number of shares subject to the option vest thereafter on the first day of each month, provided that the holder continues to provide services to us through such dates. On January 30, 2017, the Compensation Committee determined the goal had been achieved by the end of 2016 and these options commenced vesting on that date.
(4)

The option vests only upon the achievement of specified performance goals, two of which have been achieved prior to December 31, 2016. Accordingly, 20,000 shares relating to the first achieved performance goal vested on October 20, 2014 and 833 shares vest on the first day of each month thereafter for 24 months, provided that the option holder continues to provide services to us through such dates. Additionally, 15,000 shares relating to the second achieved performance goal vested on December 16, 2015 and 625 shares will vest on the first day of each month thereafter for 24 months, provided that the option holder continues to provide services to us through such dates. The 30,000 remaining shares are eligible to vest only upon the achievement of a specified performance goal on or before December 31, 2017 and upon achievement of such goal, 15,000 shares will immediately vest, and 625 shares will vest on the first day of each month thereafter for 24 months, provided that the option holder continues to provide services to us through such dates.
(5)	The option vests only upon the achievement of a specified performance goal on or before December 31, 2017, which had not occurred prior to December 31, 2016.
(6)	The option vests only upon the achievement of four specified performance goals on or before December 31, 2019, which had not occurred prior to December 31, 2016. Upon the achievement of each goal, 100% of the shares subject to the goal immediately vests.

A performance-based stock option granted to Mr. Hagan on January 4, 2016, was cancelled on September 13, 2016, after the specified performance goal was not achieved during the required timeframe, as described above under “Long-Term Incentive Compensation.” We did not engage in any repricings, modifications or other cancellations to any of our Named Executive Officers’ outstanding stock options during the year ended December 31, 2016.

Employment Agreements with Named Executive Officers

We entered into employment agreements with each of our Named Executive Officers. The agreements provide for at will employment and for certain base salary, target bonus and severance payments to our Named Executive Officers.

Employment Agreement with Dr. Grint. In September 2014, we entered into an amended and restated employment agreement with Dr. Grint, which replaced and superseded his previous agreement entered into in June 2014. Pursuant to his amended and restated employment agreement, Dr. Grint is entitled to an initial annual base salary of $360,500 (increased most recently to $545,900) and an annual performance bonus based on a target amount of his annual base salary (increased most recently to 50%). Dr. Grint’s base salary and target bonus percentage are subject to modification from time to time in the discretion of our Board of Directors or any authorized committee thereof. Pursuant to Dr. Grint’s amended and restated employment agreement, all outstanding stock options subject to vesting based on Company performance that are held by Dr. Grint immediately before a change in control shall become fully vested and exercisable as of immediately before, and contingent upon, the change in control, provided that Dr. Grint remains employed by us as of such date.

Under the terms of his amended and restated employment agreement, if we terminate Dr. Grint’s employment without cause (other than due to his death or complete disability) or if Dr. Grint resigns for good reason at any time other than during the period beginning one month before and ending 12 months following a change in control, Dr. Grint will receive, subject to receiving an effective release and waiver of claims from him, (1) a lump sum severance payment equal to 12 months of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason), (2) a lump sum cash amount equal to 229.56% multiplied by the total cost of the projected premiums for group medical, dental and vision insurance for a period of 12 months and (3) vesting acceleration of all outstanding time-based options or other equity incentive awards held by Dr. Grint as of such termination. If we terminate Dr. Grint’s employment without cause (other than due to his death or complete disability) or if Dr. Grint resigns for good reason, in each case during the period beginning one month before and ending 12 months following a change in control, in addition to the severance payment described above, we are obligated to pay Dr. Grint, subject to receiving an effective release and waiver of claims from him (1) a lump sum payment equal to the target amount of Dr. Grint’s annual performance bonus payable for the year of termination or resignation.

Employment Agreement with Mr. Hagan. In December 2015, we entered into an employment agreement with Mr. Hagan, with an effective date of January 1, 2016. Pursuant to his employment agreement, Mr. Hagan is entitled to receive an annual base salary of $415,000 (increased most recently to $427,450) and is eligible to receive an annual performance bonus, with a target bonus amount of 40% of his annual base salary. Mr. Hagan’s base salary and target bonus are subject to periodic review and adjustment from time to time in the discretion of our Board of Directors or the Compensation Committee. Pursuant to Mr. Hagan’s employment agreement, we agreed to pay Mr. Hagan a signing bonus of $100,000, payable in a lump sum upon Mr. Hagan’s commencement of employment with us. All or a portion of the signing bonus is repayable in the event Mr. Hagan is terminated for cause or if he voluntarily resigns without good reason within the first three years of his employment, which amount varies depending on when such termination or resignation occurs within such three year period. Additionally, Mr. Hagan’s employment agreement provides for the grant of stock option awards, which were made in January 2016, as further described above under “Long-Term Incentive Compensation.” Pursuant to Mr. Hagan’s employment agreement, all outstanding stock options subject to vesting based on Company performance that are held by Mr. Hagan immediately before a change in control shall become fully vested and exercisable as of immediately before, and contingent upon, the change in control, provided that Mr. Hagan remains employed by us as of such date.

If we terminate Mr. Hagan’s employment without cause (other than due to his death or complete disability) or if Mr. Hagan resigns for good reason at any time other than during the period beginning one month before and ending 12 months following a change in control, Mr. Hagan will receive, subject to receiving an effective release and waiver of claims from him, (1) a lump sum severance payment equal to 12 months of his base salary in effect at the time of such termination or resignation (disregarding any decrease that forms the basis for a resignation for good reason), (2) a lump sum cash amount equal to 229.56% multiplied by the total cost of the projected premiums for group medical, dental and vision insurance for a period of 12 months and (3) vesting acceleration of all outstanding options and other equity incentive awards subject to time-based vesting held by Mr. Hagan as of such termination or resignation.

If we terminate Mr. Hagan’s employment without cause (other than due to his death or complete disability) or if Mr. Hagan resigns for good reason, in each case during the period beginning one month before and ending 12 months following a change in control, in addition to the severance payment described above, we will also be obligated to pay Mr. Hagan, subject to receiving an effective release and waiver of claims from him, a lump sum payment equal to the target amount of Mr. Hagan’s annual performance bonus for the year of termination or resignation.

Employment Agreement with Dr. Wright. In October 2016, we entered into an employment agreement with Dr. Wright, with an effective date of October 3, 2016. Pursuant to his employment agreement, Dr. Wright is entitled to receive an annual base salary of $450,000 (increased most recently to $453,366) and is eligible to receive an annual performance bonus, with a target bonus amount of 40% of his annual base salary. Dr. Wright’s base salary and target bonus are subject to periodic review and adjustment from time to time in the discretion of our Board of Directors or the Compensation Committee. Pursuant to Dr. Wright’s employment agreement, we agreed to pay Dr. Wright a signing bonus of $110,000, payable in a lump sum upon Dr. Wright’s commencement of employment with us. All or a portion of the signing bonus is repayable in the event Dr. Wright is terminated for cause or if he voluntarily resigns without good reason within the first three years of his employment, which amount varies depending on when such termination or resignation occurs within such three year period. Additionally, Dr. Wright’s employment agreement provides for the grant of stock option awards, which were made in October 2016, as further described above under “Long-Term Incentive Compensation.” Pursuant to Dr. Wright’s employment agreement, all outstanding stock options subject to vesting based on Company performance that are held by Dr. Wright immediately before a change in control shall become fully vested and exercisable as of immediately before, and contingent upon, the change in control, provided that Dr. Wright remains employed by us as of such date.

If we terminate Dr. Wright’s employment without cause (other than due to his death or complete disability) or if Dr. Wright resigns for good reason at any time other than during the period beginning one month before and ending 12 months following a change in control, Dr. Wright will receive, subject to receiving an effective release and waiver of claims from him, (1) a lump sum severance payment equal to 12 months of his base salary in effect at the time of such termination or resignation (disregarding any decrease that forms the basis for a resignation for good reason), (2) a lump sum cash amount equal to 229.56% multiplied by the total cost of the projected premiums for group medical, dental and vision insurance for a period of 12 months and (3) vesting acceleration of all outstanding options and other equity incentive awards subject to time-based vesting held by Dr. Wright as of such termination or resignation.

If we terminate Dr. Wright’s employment without cause (other than due to his death or complete disability) or if Dr. Wright resigns for good reason, in each case during the period beginning one month before and ending 12 months following a change in control, in addition to the severance payment described above, we will also be obligated to pay Dr. Wright, subject to receiving an effective release and waiver of claims from him, a lump sum payment equal to the target amount of Dr. Wright’s annual performance bonus for the year of termination or resignation.

None of the Named Executive Officers’ employment agreement provide for the gross up of any excise taxes imposed by Section 4999 of the Code. If any of the payments under the employment agreements would constitute a “parachute payment” within the meaning of Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, the employment agreements provide for a best-after tax analysis with respect to such payments, under which the executive will receive whichever of the following two alternative forms of payment would result in the executive officer’s receipt, on an after-tax basis, of the greater amount of the transaction payment notwithstanding that all or some portion of the transaction payment may be subject to the excise tax: (i) payment in full of the entire amount of the transaction payment, or (ii) payment of only a part of the transaction payment so that the executive receives the largest payment possible without the imposition of the excise tax.

For purposes of the Named Executive Officer employment agreements, other than during the period beginning one month before and ending 12 months following a change in control, “cause” generally means the executive officer’s: (i) commission of any felony or crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against us; (iii) intentional, material violation of any contract or agreement between the executive officer and us or of any statutory duty owed to us; (iv) unauthorized use or disclosure of our confidential information or trade secrets; or (v) gross misconduct. During the period beginning one month before and ending 12 months following a change in control, “cause” generally means the executive officer’s: (I) conviction of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (II) commission of an intentional act of fraud, embezzlement or theft by the executive officer in the course of the executive officer’s employment by us; (III) intentional, material violation of any contract or agreement between the executive officer and us (including the employment agreement) or of any statutory duty owed to us which is not remedied within 30 days’ written notice from us specifying such failure; (IV) intentional and unauthorized use or disclosure of our confidential information or trade secrets which is materially and demonstrably injurious to us; or (V) gross misconduct.

For purposes of the Named Executive Officer employment agreements, “good reason” means the occurrence of one or more of the following events (at a time other than within one month before or 12 months following a change in control), subject to the executive providing us with at least 90 days of his intent to terminate for such “good reason” and our failure to remedy the condition within a 30-day cure period (provided, any subsequent proposed voluntary resignation for “good reason” will not be curable): (i) our material breach of the executive officer’s employment agreement; (ii) a material reduction of the executive officer’s base salary; (ii) a material reduction of the executive officer’s authority, duties or responsibilities; or (iii) a relocation of the facility that is the executive officer’s principal place of business to a location that requires an increase in the executive officer’s one-way driving distance by more than 35 miles. Within one month before or 12 months following a change in control, “good reason” means the occurrence of one of the following without the executive officer’s express, written consent: (I) a significant reduction of the executive officer’s duties, position or responsibilities (including, without limitation, any negative change in reporting hierarchy involving the executive or the person to whom the executive directly reports, or the executive no longer being a Section 16 reporting officer immediately following the change in control), or the executive officer’s removal from such position and responsibilities; (II) our change to the timing associated with long-term incentive awards granted to the executive officer; (III) a reduction by us in the executive officer’s (A) base salary or target annual bonus as in effect immediately prior to such reduction, or (B) annual grant date fair value of any long-term incentive awards held by the executive officer relative to the highest fair value award granted to the executive during the three-year period prior to a change in control; (IV) a material reduction by us in the kind or aggregate level of employee benefits to which the executive officer is entitled immediately prior to such reduction with the result that the executive officer’s overall benefits package is significantly reduced; (V) the executive officer is requested to relocate (except for office relocations that would not increase the executive officer’s one way commute by more than 35 miles); or (VI) our failure to obtain the assumption of the employment agreement by the acquiror in the change in control transaction.

For purposes of the Named Executive Officer employment agreements, “change in control” generally means one or more of the following events (i) the acquisition of more than 50% of our combined voting power other than by Alnylam or Ionis (formerly Isis) (although this exception does not apply to Mr. Hagan’s employment agreement); (ii) a consummation of a merger, consolidation or similar transaction in which our stockholders cease to own outstanding voting securities representing more than 50% of the voting power of the parent or the surviving entity immediately following the merger; or (iii) a consummated sale, lease, exclusive license or other disposition of all or substantially all of our consolidated assets (other than to an entity of which more than 50% of the voting power is owned immediately following such disposition by our stockholders).

Compensation Recovery Policies

The Board of Directors and the Compensation Committee have not determined whether they would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated, or found not to have been met to the extent originally believed by the Board of Directors or the Compensation Committee. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and our principal financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.

Equity Compensation Plans and Other Benefits Plans

2009 Equity Incentive Plan.

Our Board of Directors adopted and our stockholders approved the 2009 Plan in January 2009 for eligible employees, directors and consultants. The terms of the stock option agreements, including vesting requirements, were determined by our Board of Directors, subject to the provisions of the 2009 Plan. Options granted under the 2009 Plan generally vest over four years and are exercisable after they have been granted and up to ten years from the date of grant. The exercise price of the incentive stock options must equal at least 100% of the fair market value of our common stock on the date of grant. Following our initial public offering in October 2012, no additional awards have been or will be granted under the 2009 Plan, and all awards granted under the 2009 Plan that are repurchased, forfeited, expire or are cancelled become available for grant under the 2012 Plan in accordance with its terms. However, all stock options granted under the 2009 Plan prior to our initial public offering continue to be governed by the terms of the 2009 Plan.

2012 Equity Incentive Plan.

The 2012 Plan, which became effective in connection with our initial public offering in October 2012, provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards. Additionally, the 2012 Plan provides for the grant of performance cash awards. ISOs may be granted only to employees, subject to certain limitations. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the 2012 Plan. Our Board of Directors has delegated its authority to administer the 2012 Plan to our Compensation Committee under the terms of our Compensation Committee’s charter. Our Board of Directors may also delegate certain authority to one or more of our officers. Our Board of Directors or its authorized committee is referred to herein as the plan administrator.

Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2012 Plan was the sum of (i) 1,500,000 shares, plus (ii) the 731,781 shares reserved for issuance under our 2009 Plan at the time our 2012 Plan became effective, plus (iii) any shares subject to stock options or other stock awards granted under our 2009 Plan that would have otherwise returned to our 2009 Plan (such as upon the expiration or termination of a stock award prior to vesting). Additionally, the number of shares of our common stock reserved for issuance under our 2012 Plan automatically increases on January 1 of each calendar year, beginning on January 1, 2013 and continuing through and including January 1, 2022, by 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors. The maximum number of shares that may be issued upon the exercise of ISOs under our 2012 Plan is 3,000,000 shares. As of December 31, 2016, there were 718,299 shares available for future grants under the 2012 Plan. On January 1, 2017, pursuant to the terms of the 2012 Plan, the number of shares available for issuance under the 2012 Plan automatically increased by 2,116,992 shares.

Stock options are generally granted with an exercise price equal to the fair market value of our common stock on the date of grant, vest at the rate specified by the plan administrator (often over a four-year period) and may have a term up to a maximum of 10 years. The exercise price for an ISO or NSO generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Unless the terms of an optionee’s stock option agreement provides otherwise, if an optionee’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionee may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual. In no event may an option be exercised beyond the expiration of its term.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death.

Corporate transactions. In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

•	arrange for the lapse of any reacquisition or repurchase right held by us;

•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate; or

•	make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Under the 2012 Plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. For example, a stock award may provide for accelerated vesting upon the participant’s termination without cause or resignation for good reason in connection with a change in control. In the absence of such a provision, no such acceleration of the stock award will occur. Under the 2012 Plan, a change in control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets; or (iv) individuals who were members of the Board of Directors on the date the 2012 Plan was adopted (the “Incumbent Board”) cease to constitute a majority of the Board of Directors, provided that if the appointment, election or nomination of any new Board member was approved by a majority of the members of the Incumbent Board then still in office, such new member will be considered to be a member of the Incumbent Board.

2015 Inducement Plan.

The 2015 Inducement Plan, which was adopted by our Board of Directors in July of 2015, provides for the grant of NSOs, which may be granted only to persons as a material inducement to their commencement of employment with us, pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.

Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the 2015 Inducement Plan. Our Board of Directors has delegated its authority to administer the 2015 Inducement Plan to our Compensation Committee under the terms of our Compensation Committee’s charter. Grants under the 2015 Inducement Plan must be approved by the Compensation Committee (comprised of independent directors) or a majority of our independent directors (as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules) in order to comply with the exemption from the stockholder approval requirement for “inducement grants” provided under Rule 5635(c)(4) of the NASDAQ Listing Rules.

Initially, the aggregate number of shares of our common stock that may be issued pursuant to NSOs under the 2015 Inducement Plan was 1,000,000 shares. As of December 31, 2016, there were 0 shares available for future grants under the 2015 Inducement Plan. The terms of Inducement Plan and NSOs granted thereunder are generally the same as the terms of our 2012 Plan as it relates to NSOs granted under our 2012 Plan.

2012 Employee Stock Purchase Plan.

Additional long-term equity incentives are provided through the 2012 Employee Stock Purchase Plan (the “ESPP”), which became effective in connection with our initial public offering in October 2012. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Our Board of Directors has delegated its authority to administer the ESPP to our Compensation Committee. Under the ESPP, generally all of our regular employees (including our Named Executive Officers during their employment with us) may participate and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with a duration of not more than six months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which our common stock will be purchased for employees participating in the offering. Unless otherwise determined by our Compensation Committee, shares are purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of our common stock on the first date of an offering or (b) 85% of the fair market value of our common stock on the date of purchase. As of December 31, 2016, there were 1,594,452 shares available for future issuance under the ESPP. On January 1, 2017, pursuant to the terms of the ESPP, the number of shares available for issuance under the ESPP automatically increased by 500,000 shares.

401(k) Plan.

All of our full-time employees in the United States, including our Named Executive Officers, are eligible to participate in our 401(k) plan, which is a retirement savings defined contribution plan established in accordance with Section 401(a) of the Code. Pursuant to our 401(k) plan, employees may elect to defer their eligible compensation into the plan on a pre-tax basis, up to the statutorily prescribed annual limit of $18,000 in 2016 (additional salary deferrals not to exceed $6,000 are available to those employees 50 years of age or older) and to have the amount of this reduction contributed to our 401(k) plan. We provide a $0.25 match for every dollar our employees elect to defer up to 6% of their eligible compensation. In general, eligible compensation for purposes of the 401(k) plan includes an employee’s wages, salaries, fees for professional services and other amounts received for personal services actually rendered in the course of employment with us to the extent the amounts are includible in gross income, and subject to certain adjustments and exclusions required under the Code. The 401(k) plan currently does not offer the ability to invest in our securities.

Potential Payments Upon Termination or Change in Control

Dr. Grint, Mr. Hagan and Dr. Wright are each eligible to receive severance and change in control benefits under the terms of their employment agreements, each as described above under “Employment Agreements with Named Executive Officers.” Additionally, stock options granted to Dr. Grint, Mr. Hagan and Dr. Wright are subject to the change in control provisions set forth in the 2012 Plan as further described above under “Equity Compensation Plans and Other Benefit Plans—2012 Equity Incentive Plan.”

Equity Compensation Plan Information

The following table provides information as of December 31, 2016, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

	(a)		(b)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrant and rights		Weighted-average exercise price of outstanding options, warrant and rights
Equity compensation plans approved by stockholders:
2009 Equity Incentive Plan	339,039	(1)	$1.15	—
2012 Equity Incentive Plan	7,592,459	(1)	$7.12	718,299
2012 Employee Stock Purchase Plan	—		$—	1,594,452
Equity compensation plans not approved by stockholders:
2015 Inducement Plan	1,000,000	(1)	$5.43	0

(1)	All shares issuable upon exercise of options.

DIRECTOR COMPENSATION

The following table shows certain information with respect to the compensation of all non-employee directors of the Company for the fiscal year ended December 31, 2016:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
David Baltimore, Ph.D.	54,000	149,938	(2)	203,938
Mark Foletta	64,000	149,938	(2)	213,938
Stelios Papadopoulos, Ph.D.	80,000	149,938	(2)	229,938
William H. Rastetter, Ph.D.	63,692	149,938	(2)	213,630
Hugh Rosen, M.D., Ph.D.	28,846	299,583	(3)	328,429
Douglas E. Williams, Ph.D.	40,000	149,938	(2)	189,938

(1)	Amounts listed represent the aggregate grant date fair value amount computed as of the grant date of each option awarded during 2016 in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 10 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016. Our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options. As of December 31, 2016, the aggregate number of shares subject to each non-employee director’s outstanding option awards was as follows: Dr. Baltimore, 324,120 shares; Mr. Foletta, 119,120 shares; Dr. Papadopoulos, 90,943 shares; Dr. Rastetter, 119,120 shares; Dr. Rosen, 70,952 and Dr. Williams, 119,120 shares. None of our non-employee directors held unvested stock awards other than stock options as of December 31, 2016.
(2)	Represents the annual option grant to purchase shares of our common stock granted to each of our non-employee directors serving on June 2, 2016 under our non-employee director compensation policy, as further described below.
(3)	Represents an initial option grant to purchase shares of our common stock granted to Dr. Rosen upon his election to our Board of Directors in June 2016 under our non-employee director compensation policy, as further described below.

Directors who are also employees do not receive cash or equity compensation for service on our Board of Directors in addition to the compensation payable for their service as our employees. We have a non-employee director compensation policy, or our director compensation policy, that became effective following our initial public offering. Under our director compensation policy, our Compensation Committee determines individual non-employee members of our Board of Directors who will be eligible to receive compensation and who we refer to as our Eligible Directors. All of our non-employee directors were Eligible Directors for 2016 compensation under our director compensation policy. Pursuant to our director compensation policy in effect in 2016, we provide cash compensation in the form of an annual retainer of $40,000 to each of our Eligible Directors and $70,000 to our Chairman of the Board. We also pay an additional annual retainer of $20,000 to the chairman of our Audit Committee, $10,000 to other independent Eligible Directors who serve on our Audit Committee, $12,000 to the chairman of our Compensation Committee, $6,000 to other independent Eligible Directors who serve on our Compensation Committee, $8,000 to the chairman of our Nominating and Corporate Governance Committee and $4,000 to other independent Eligible Directors who serve on our Nominating and Corporate Governance Committee. We have reimbursed and will continue to reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors

Pursuant to our director compensation policy in effect in 2016, each Eligible Director who was first elected to our Board of Directors was granted an option to purchase shares of the Company’s common stock on the date of his or her initial election to our Board of Directors valued at $300,000 as determined by the Black Scholes method on the date of grant. In addition, on the date of each annual meeting of the Company’s stockholders, each Eligible Director was eligible to receive an option to purchase shares of common stock valued at $150,000 as determined by the Black Scholes method on the date of grant. Such initial and annual options had an exercise price per share equal to the fair market value of the common stock on the date of grant.

Each initial option granted to such Eligible Directors described above will vest and become exercisable with respect to one-third of the shares subject to the option on the first anniversary of the date of grant and the balance of the shares will vest and become exercisable in a series of 24 equal monthly installments thereafter, such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director continuing to provide services to us through such dates. Each annual option granted to such Eligible Directors described above will vest and become exercisable in 12 equal monthly installments such that the option will be fully vested on the first anniversary of the date of grant, or as of the date of the next annual meeting of the Company’s stockholders, whichever occurs first and subject to the Eligible Director continuing to provide services to us through such dates. The term of each option granted to an Eligible Director is 10 years.

The options are granted under our 2012 Plan, the terms of which are described in more detail above under “Equity Compensation Plans and Other Benefit Plans—2012 Equity Incentive Plan.”

During 2016, the Compensation Committee engaged Aon/Radford to provide a competitive assessment of the Company’s director compensation program concerning the length of time provided to exercise options once a director no longer serves on the board compared to directors at selected publicly traded peer companies. Following an analysis of the peer companies, in December 2016 our Board of Directors revised the director compensation policy to provide that any new option granted to a director would be exercisable up to one year following the date such director’s ceases to provide services to us. This revision will apply to stock option grants made to a director commencing in 2017. This revision does not apply to stock option grants made prior to the adoption of the revised policy which will continue to be exercisable only for the three months following the date a director ceases to provide services to us, pursuant to the general terms of the 2012 Plan.

In March 2017, the Board of Directors, upon the recommendation of the Compensation Committee, approved a change to the initial option grants and annual option grants that would be made to each Eligible Director in 2017 under our director compensation policy, such that a new director would receive an initial grant of 60,000 shares and existing directors would receive annual grants of 30,000 shares of our common stock, each with a grant price equal to the closing price of our stock on the date of grant.

TRANSACTIONS WITH RELATED PERSONS

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a past, present or future transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us by an employee, consultant or director are not considered related-person transactions under this policy. A “related person,” as determined since the beginning of our last fiscal year, is any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

The policy imposes an affirmative duty upon each director and executive officer to identify any transaction involving them, their affiliates or immediate family members that may be considered a related party transaction before such person engages in the transaction. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. In considering related-person transactions, our audit committee or other independent body of our board of directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us of the transaction;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. Our policy requires that, in reviewing a related party transaction, our audit committee must consider, in light of known circumstances, and determine in the good faith exercise of its discretion whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders.

We describe below transactions and series of similar transactions, since January 1, 2016, with respect to which we were a party, will be a party, or otherwise benefited, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders. We believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the

Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Baltimore, Mr. Foletta, Dr. Papadopoulos, Dr. Rosen and Dr. Rastetter. In addition, the Board has affirmatively determined that Ms. Witz is independent within the meaning of the applicable NASDAQ listing standards. In making these determinations, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

Alliance and Collaboration Agreements

Sanofi

In February 2014, we amended and restated our 2012 amended and restated license and collaboration agreement with Sanofi, a greater than 5% stockholder of the Company, extending our strategic alliance with Sanofi. Aventisub LLC (formerly Aventis Holdings Inc.) concurrently made a $10.0 million investment in our common stock at a purchase price of $7.67 per share, representing the average of the daily volume weighted average price per share of our common stock during the 30 trading days ending on the date immediately preceding the date of the investment. Under the terms of the restated agreement, we have agreed to collaborate with Sanofi to develop and commercialize licensed compounds targeting four microRNA alliance targets initially focused in the field of fibrosis and have granted Sanofi an exclusive license to develop and commercialize products under the alliance. Under the terms of our extended alliance, Sanofi has opt-in rights to our miR-21 preclinical fibrosis program targeting miR-21 for the treatment of Alport Syndrome, our preclinical program targeting miR-21 for oncology indications, and our preclinical programs targeting miR-221/222 for oncology indications, each of which is to be led by us. If Sanofi chooses to exercise its option on any of these programs, Sanofi will reimburse us for a significant portion of our preclinical and clinical development costs and will also pay us an option exercise fee for any such program, provided that $1.25 million of the $2.5 million upfront option fee paid to us by Sanofi in connection with the June 2013 option agreement will be creditable against such option exercise fee. We are eligible to receive milestone payments of up to $101.8 million for proof-of-concept option exercise fees (net of $1.25 million creditable, as noted above), $15.0 million for clinical milestones and up to $300.0 million for regulatory and commercial milestones. In addition, we are entitled to receive royalties based on a percentage of net sales of any products from the miR-21 and miR-221/222 programs which, in the case of sales in the United States, will be in the middle of the 10 to 20% range, and, in the case of sales outside of the United States, will range from the low end to the middle of the 10 to 20% range, depending upon the volume of sales. If we exercise our option to co-promote a product, we will continue to be eligible to receive royalties on net sales of each product in the United States at the same rate, unless we elect to share a portion of Sanofi’s profits from sales of such product in the United States in lieu of royalties.

In September 2014, we entered into an agreement with Sanofi-Aventis Deutschland GmbH (“Sanofi Deutschland”), a contract manufacturing subsidiary of Sanofi, for the manufacture of certain drug substance requirements and other services to support our preclinical and clinical activities associated with the RG-012 program. Pursuant to this agreement, we may engage Sanofi Deutschland from time-to-time to manufacture RG-012 drug product on our behalf. To date, we have engaged Sanofi Deutschland to manufacture multiple cGMP batches of RG-012 and to perform stability testing and related activities at a cost of $1,831,992. These activities were ongoing during 2016.

Ionis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc.

In January 2009, we amended our amended and restated license and collaboration agreement with Alnylam and Ionis (formerly Isis) which were each greater than 5% stockholders of the Company during 2016. Under the agreement, we acquired an exclusive, royalty-bearing, worldwide license, with rights to sublicense, to patent rights owned or licensed by Alnylam and Ionis to develop, manufacture and commercialize products covered by the licensed patent rights for use in microRNA compounds which are microRNA antagonists and microRNA therapeutics containing these compounds. In addition, we have certain rights to miR-mimics. Under the agreement, we granted to both Alnylam and Ionis a license to practice our intellectual property developed by us to the extent that it is useful specifically to Alnylam’s RNAi programs or Ionis’s single-stranded oligonucleotide programs, but not including microRNA compounds or therapeutics that are the subject of our exclusive licenses from Alnylam and Ionis. If an election is made by either Alnylam or Ionis (but not both) to opt-in, such party will pay us a one-time fixed payment, the amount of which will depend on whether the first or the second opt-in option was exercised, with a higher amount due if the first opt-in option was exercised. Clinical and regulatory milestones are also payable to us in the event the opt-in election is exercised. Such milestones total $64.0 million in the aggregate if the election is made during the first opt-in period or $15.7 million in the aggregate if the election is made at the second opt-in period. Tiered royalties are payable to us as a percentage of net sales on all products commercialized by the opt-in party. These royalties range from the low to middle single digits depending upon the volume of sales. The opt-in party is also entitled to sublicense the development program to a third party. In such a case, we are also entitled to receive a percentage of the sublicense income received by the opt-in party. The percentage payable depends upon the point at which the opt-in party sublicenses the program and ranges from the low end of the 10 to 20% range to the high end of the 40 to 50% range. The opt-in party is only required to pay the higher of the clinical and regulatory milestones or the sublicense income received in any calendar quarter. The opt-in party is also responsible for all third party payments due under other agreements as a result of the development. In the event both Alnylam and Ionis elect to opt-in during either opt-in period, the parties have agreed to work together to amend the development plan to continue development of the project, including funding of such project and assignment of roles and responsibilities. In the event we or one of our strategic alliance partners continues with the development of a program, each of Alnylam and Ionis are entitled to royalties as a percentage of net sales. For products that we independently commercialize, these royalties will be in the low single digits. For products commercialized by a third-party collaborator, the royalties will be either the same percentage of net sales as described above or, if the sublicense does not provide a specified level of royalties to us or upon our election, a percentage of the sublicense income received by us from the strategic alliance partner and a modified royalty. The modified royalty would be based upon the lower of the single digit percentage discussed above or one third of the royalty received by us after payments made by us to third parties for development, manufacture and commercialization activities under other agreements. In addition, if we sublicense rights to a collaborator, we will be required to pay to each of Alnylam and Ionis a percentage of our sublicense income in the mid-single digits. We are also responsible for payments due to third parties under other agreements as a result of our development activities, including payments owed by Alnylam and/or Ionis under their agreements. Under the October 2011 amendment, Alnylam and Ionis granted us the right to research microRNA mimics under the licensed intellectual property of Alnylam and Ionis. In the event we develop a miR-mimic, we must first obtain approval from Alnylam and/or Ionis, as applicable, and such approval is subject to the consent of applicable third parties, if any. No additional consideration will be owed by us to Alnylam or Ionis for granting approval. We have the right to sublicense our research rights. We granted to both Alnylam and Ionis a fully paid up, worldwide and exclusive license to any intellectual property developed by us and useful to their research programs and which are not microRNA antagonists or approved miR-mimics In August 2013, we entered into a further amendment to the agreement. Under the terms of the August 2013 amendment, the parties agreed to our use of certain Alnylam-controlled intellectual property concerning the use and manufacture of GalNAc conjugates (“GalNAc Process Technology”) on a non-exclusive basis. We will generally not be permitted to sublicense or otherwise transfer the GalNAc Process Technology and other Alnylam licensed intellectual property rights relating to GalNAc conjugate technology without the prior written consent of Alnylam, subject to certain limited exceptions for sublicenses to third party collaboration partners. There were no financial terms related to the amendment.

In February 2015, we entered into a letter agreement with Alnylam pursuant to which we and Alnylam agreed to the financial terms for certain technology acquired by Alnylam within the licensed patent rights under the foregoing amended and restated license and collaboration agreement (the “additional patent rights”). In addition to any royalties payable by us to Alnylam pursuant to the terms of the amended and restated collaboration agreement, we agreed to pay Alnylam an additional low single-digit royalty on net sales of certain products utilizing the additional patent rights, with the exact royalty percentage payable being dependent on the total amount of net sales during the calendar year. We also agreed to pay Alnylam milestone payments on certain products utilizing the additional patent rights of up to $33.0 million per product upon the achievement of certain regulatory milestone events.

AstraZeneca

In August 2012, we entered into a collaboration and license agreement with AstraZeneca AB, or AstraZeneca, which became a greater than 5% stockholder of our Company following the agreement date. Under the terms of the agreement, we agreed to collaborate with AstraZeneca to identify, research and develop licensed compounds targeting three microRNA alliance targets in the fields of cardiovascular diseases, metabolic diseases and oncology and granted to AstraZeneca an exclusive, worldwide license to thereafter develop, manufacture and commercialize lead compounds designated by AstraZeneca in the course of the collaboration activities against the microRNA alliance targets for all human therapeutic uses. We are responsible for discovery, optimization and development of anti-miR product candidates in each program until the acceptance of an IND or the end of the research term, which extends until the fourth anniversary of the date of the agreement, and may be extended upon mutual written agreement. Following the earlier to occur of the acceptance of an IND in a major market or the end of the research term, AstraZeneca will assume all costs, responsibilities and obligations for further development, manufacture and commercialization of alliance product candidates. We received an upfront payment of $3.0 million and a subsequent milestone payments in 2015 of $12.5 million. In addition, if all three targets are successfully developed and commercialized through pre-agreed sales targets, we could receive additional milestone payments up to $485.5 million in the aggregate, including a preclinical milestone of up to $2.5 million upon selection of a lead compound for an oncology product, up to $113.0 million for clinical milestones and up to $370.0 million for commercialization milestones. In addition, we are entitled to receive royalties based on a percentage of net sales which will range from the mid-single digits to the low end of 10 to 20%, depending upon the product and the volume of sales, which royalties may be reduced in certain, limited circumstances.

Indemnification Agreements

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these indemnification agreements, together with the provisions in our bylaws, are necessary to attract and retain qualified persons as directors and officers.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Regulus Therapeutics Inc. stockholders will be “householding” the Company’s proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or set of annual meeting materials, please notify your broker or Regulus Therapeutics Inc. Direct your written request to Regulus Therapeutics Inc., Attn: Investor Relations, 10614 Science Center Drive, San Diego, California 92121, or contact our Vice President of Investor Relations at Regulus Therapeutics Inc. by telephone at (858) 202-6300. Stockholders who currently receive multiple Notices at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Christopher Aker
Vice President, Legal Affairs and Secretary

April 21, 2016

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2016 is available without charge upon written request to: Corporate Secretary, Regulus Therapeutics Inc., 10614 Science Center Drive, San Diego, California 92121.

IMPORTANT ANNUAL MEETING INFORMATION 000004
ENDORSEMENT_LINE______________ SACKPACK_____________
MR A SAMPLE
DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
MMMMMMMMMMMMMMM C123456789
000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Time, on June 1, 2017.
Vote by Internet
• Go to www.investorvote.com/RGLS
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Vote by telephone
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Annual Meeting Proxy Card 1234 5678 9012 345
qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qA Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Directors: 01 - David Baltimore, Ph.D. 02 - Mark Foletta 03 - Paul Grint, M.D.
04 - Stelios Papadopoulos, Ph.D. 05 - William Rastetter, Ph.D. 06 - Hugh Rosen, M.D., Ph.D. +
07 - Pascale Witz
Mark here to vote FOR all nominees
Mark here to WITHHOLD vote from all nominees
01 02 03 04 05 06 07 For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.
For Against Abstain
2. Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the company for the year ending December 31, 2017.
B Non-Voting Items
Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
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C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
MMMMMMM71DV 3240501 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +
02JPRC

REGULUS THERAPEUTICS INC.
2017 Annual Meeting of
Regulus Therapeutics Inc. Stockholders June 1, 2017 9:00 A.M. PDT
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement, 2016 Annual Report to Stockholders and Form 10-K are available at www.edocumentview.com/RGLS.
qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy – Regulus Therapeutics Inc.
Notice of 2017 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting – June 1, 2017
The undersigned hereby appoint(s) Paul Grint, M.D. and Christopher Aker and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Regulus Therapeutics Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held June 1, 2017 at the company’s offices located at 10614 Science Center Drive, San Diego, CA 92121, with all powers which the undersigned would possess if present at the Meeting.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made but the card is signed, this proxy card will be voted FOR the election of all nominees under Proposal 1 and FOR Proposal 2, and in the discretion of the proxies with respect to such other business as may properly come before the meeting.
Continued and to be signed on reverse side